UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Steelcase Inc.
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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. (the "Company") cordially invites all shareholders to attend the Company’s 2016 Annual Meeting of Shareholders as follows:

Date and Time:	July 13, 2016 at 11:00 a.m. EDT

Location:	via live webcast at www.virtualshareholdermeeting.com/scs2016

The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

1.	Election of ten nominees to the Board of Directors

2.	Advisory vote to approve named executive officer compensation

3.	Ratification of our independent registered public accounting firm
If you were a shareholder of record as of the close of business on May 16, 2016, you are eligible to vote. You may either vote online during the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting: by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and we urge you to vote your shares as soon as possible.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

June 1, 2016

P.O. Box 1967	Steelcase.com
Grand Rapids, MI 49501-1967
United States

PROXY STATEMENT

QUESTIONS AND ANSWERS

How can I attend the Meeting?

Our 2016 Annual Meeting of Shareholders (the "Meeting") will be a virtual meeting, conducted via live webcast only, to allow all of our shareholders the opportunity to participate in the Meeting no matter where they are located. No physical meeting will be held. Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on May 16, 2016 (the “Record Date”) will be able to attend the Meeting, vote and submit questions during the Meeting by logging on to www.virtualshareholdermeeting.com/scs2016 at the Meeting date and time using their 12-digit Control Number provided with the notice of the Meeting. These proxy materials were first sent or made available to shareholders on or about June 1, 2016.

Can I listen to the Meeting if I cannot attend it live?

If you are not able to attend the Meeting while it is being conducted, an audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for at least 90 days thereafter. You will be able to find the replay under "Events & Presentations” in the Investor Relations section of our website, located at ir.steelcase.com.

On what am I voting?

You are being asked to vote on the following matters and any other business properly coming before the Meeting:

Proposal 1: Election of ten nominees to the Board of Directors
Proposal 2: Advisory vote to approve named executive officer compensation
Proposal 3: Ratification of our independent registered public accounting firm
The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. As of June 1, 2016, we do not know of any other matter to be considered at the Meeting.

Who is entitled to vote, and how many votes does each shareholder have?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on the Record Date may vote at the Meeting. At the close of business on the Record Date, there were 87,640,415 shares of Class A Common Stock and 31,536,154 shares of Class B Common Stock outstanding. Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned.

How can I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting via the Internet and voting online during the Meeting.

To vote by telephone: Please follow the instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Daylight Time on July 12, 2016.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. If you have not received a proxy card, you will need to request one be sent to you by following the instructions included in the Notice of Internet Availability of Proxy

Materials. Only proxy cards received and processed before 11:00 a.m. Eastern Daylight Time on July 13, 2016 will be voted.

To vote by Internet:

•	Before the Meeting: Please follow the instructions on the proxy card. The deadline for voting by Internet before the meeting is 11:59 p.m. Eastern Daylight Time on July 12, 2016.

•	During the Meeting: Please log on to www.virtualshareholdermeeting.com/scs2016 at the Meeting date and time using your 12-digit Control Number provided with the notice of the Meeting.

Whether you vote by telephone, Internet or mail, or by attending the Meeting via the Internet, you may specify whether your shares should be voted for all, some or none of the nominees for director. If you use the proxy card provided by us and you do not specify a choice, your shares will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR each of Proposals 2 and 3. For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker. If you use a ballot card supplied by your broker and you do not specify a choice, the rules of the New York Stock Exchange, or NYSE, provide that your broker (i) may not vote your shares on Proposals 1 or 2 and (ii) may vote your shares on Proposal 3.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should complete, sign and return all proxy cards, or make sure that you complete the voting instructions for each card if voting by telephone or Internet, to ensure all of your shares are voted.

May I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending the Meeting online and voting during the Meeting.

What is the quorum requirement for the Meeting?

Michigan law and our By-laws require a quorum for the Meeting, which for our company means that holders of a majority of the voting power entitled to vote must be present or represented by proxy in order to transact business at the Meeting. Withheld votes and abstentions will be counted in determining whether a quorum has been reached.

How many votes are needed to approve the proposals?

Assuming a quorum has been reached, the following votes are needed to approve each of the proposals:

•	For Proposal 1, in order to be elected, a nominee must receive the affirmative vote of a majority of the votes cast at the Meeting with respect to such nominee.

•
Proposals 2 and 3 are advisory votes which are not binding on our company or our Board of Directors. In order to be approved, each of these proposals must receive the affirmative vote of the majority of the votes cast at the Meeting for that proposal.

How will broker non-votes and abstentions be treated?

Under NYSE rules, brokers who hold shares on behalf of their customers (i.e., shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on non-routine matters if they do not receive instructions from their customers. Proposals 1 and 2 are non-routine matters under NYSE rules. Therefore, if you fail to give your broker instructions on how to vote on Proposal 1 or 2, your shares will not be treated as votes cast in determining the outcome of those matters. Proposal 3 is considered a routine matter under NYSE, and therefore, your broker may vote your shares on that proposal if it does not receive instructions from you.

If you abstain from voting on a matter, your shares will not be counted as voting for or against that matter, and therefore abstentions will have no effect on the adoption of the proposal.

Why didn’t I receive printed copies of this proxy statement and the annual report?

We make our proxy materials available to our shareholders electronically via the Internet and send you a Notice of Internet Availability of Proxy Materials which lists the address of a website where you can view, print or request printed copies of our proxy materials and submit your voting instructions. The notice also provides an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. Unless you request otherwise, you will not receive a printed copy of our proxy materials. If you wish to receive printed copies of our proxy materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and mailing costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-866-540-7095 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

Who will pay for this proxy solicitation?

We will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2017 Annual Meeting of Shareholders by February 1, 2017. Shareholder proposals to be presented during the 2017 Annual Meeting must be received no earlier than April 14, 2017 and no later than May 4, 2017. All shareholder proposals must be sent in the manner and meet the requirements specified in our By-laws.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors has eleven members, and all of our directors are elected annually. One of our directors, R. David Hoover, is retiring from the Board when his term expires at the Meeting. Upon his retirement, the size of the Board will reduce to ten members.

There are ten nominees for election this year, each of whom is currently a member of the Board. The Board of Directors recommends that you vote FOR each of the nominees.

Lawrence J. Blanford Director since 2012

Mr. Blanford was President and Chief Executive Officer of Green Mountain Coffee Roasters, Inc., a specialty coffee and coffeemaker company, from 2007 to December 2012, and also served as a director of Green Mountain from 2007 to 2013. Age 62.

Mr. Blanford's experience as the chief executive officer, or CEO, of a consumer products organization and leading a public company in a challenging environment and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should serve as a director.

William P. Crawford Director since 1979

Mr. Crawford held various positions at Steelcase from 1965 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Age 73.

Mr. Crawford’s experience with our company, having served as a director for more than 35 years and as an employee for 35 years, and his understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that he should serve as a director.

Connie K. Duckworth Director since 2010

Ms. Duckworth has been Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization that helps Afghan women weavers by sourcing and selling the rugs they weave, since 2003. Ms. Duckworth is a trustee of Equity Residential and The Northwestern Mutual Life Insurance Company. Age 61.

Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on other public company boards of directors and as a non-profit entrepreneur led the Board of Directors to recommend that she should serve as a director.

David W. Joos Director since 2001

Mr. Joos was Chairman of the Board of CMS Energy Corporation, an energy company, and its primary electric utility, Consumers Energy Company, from 2010 to May 2016. Mr. Joos is a director of AECOM Technology Corporation. Age 63.

Mr. Joos’ experience as a former CEO of a publicly traded company, his leadership and analytical skills and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should serve as a director.

James P. Keane Director since 2013

Mr. Keane has been President and Chief Executive Officer of Steelcase Inc. since March 2014. Mr. Keane served as our President and Chief Operating Officer from April 2013 to March 2014, Chief Operating Officer from November 2012 to April 2013, and President, Steelcase Group from October 2006 to November 2012. Mr. Keane joined Steelcase in 1997. Mr. Keane is a director of Rockwell Automation, Inc. Age 56.

Mr. Keane's role as our President and Chief Executive Officer and his experience in various leadership roles at our company led the Board of Directors to recommend that he should serve as a director.

Robert C. Pew III Director since 1987

Mr. Pew III has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1995, Mr. Pew III held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. During the period from 1984 to 1988, Mr. Pew III was a majority owner of an independent Steelcase dealership. Mr. Pew III has served as Chair of our Board of Directors since June 2003. Age 65.

Mr. Pew’s experience with our company, having served as a director for more than 25 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that he should serve as a director.

Cathy D. Ross Director since 2006

Ms. Ross was Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, from September 2010 to July 2014. Ms. Ross is a director of Avon Products, Inc. Age 58.

Ms. Ross’ experience in senior management of a global public company and her qualification as an audit committee financial expert led the Board of Directors to recommend that she should serve as a director.

Peter M. Wege II Director since 1979

Mr. Wege II has been Chairman of the Board of Directors of Contract Pharmaceuticals Limited, a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 67.

Mr. Wege’s experience with our company, having served as a director for more than 35 years and as an employee for 8 years, and his understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that he should serve as a director.

P. Craig Welch, Jr. Director since 1979

Mr. Welch, Jr. has been Manager and a member of Honzo Fund LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch, Jr. held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 71.

Mr. Welch’s experience with our company, having served as a director for more than 35 years and as an employee for 20 years, and his understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that he should serve as a director.

Kate Pew Wolters Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is President of the Kate and Richard Wolters Foundation and a community volunteer and advisor. She serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 59.

Ms. Wolters’ experience in philanthropic activities and community involvement and her understanding of the long-term interests of our company and its shareholders led the Board of Directors to recommend that she should serve as a director.

Related Directors

Robert C. Pew III and Kate Pew Wolters are brother and sister and are cousins of William P. Crawford and P. Craig Welch, Jr., and Mr. Crawford and Mr. Welch, Jr. are cousins of each other.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Lawrence J. Blanford, Connie K. Duckworth, R. David Hoover, David W. Joos, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. Elizabeth Valk Long, who served as a director during a portion of fiscal year 2016, was also determined to be independent. James P. Keane is not considered independent because he currently serves as our President and CEO, and William P. Crawford is not considered independent because his daughter is the majority owner of an independent Steelcase dealership, as described under "Related Person Transactions." All of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. A copy of these categorical standards for director independence is also available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2016, the following relationships were considered by the Committee in assessing the independence of our directors:

Director	Relationships Considered

William P. Crawford
As described under “Related Person Transactions,” Mr. Crawford's daughter, Jennifer C. Niemann, is the majority owner and President and CEO of Forward Space, LLC, an independent Steelcase dealership to which we sold approximately $53.3 million in products and services and paid approximately $312,000 in dealer incentives and rebates, and from which we purchased approximately $5,000 in services, in fiscal year 2016. These transactions were made in the ordinary course of business on terms substantially similar to those offered to other independent dealers in the U.S.

Connie K. Duckworth
Ms. Duckworth is the pro bono Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization from which we purchased approximately $43,000 in products in fiscal year 2016. The transactions were made in the ordinary course of business on an arm's-length basis.

P. Craig Welch, Jr.
As described under "Related Person Transactions," Mr. Welch, Jr.’s brother-in-law is a 25% owner of the parent company of A&K Finishing, Inc., a supplier from which we purchased approximately $138,000 in products and/or services in fiscal year 2016. The transactions were made in the ordinary course of business on an arm's-length basis.

In addition, the Committee considered that immediate family members of Directors Blanford, Duckworth, Joos, Ross and Wege were owners, directors and/or employees of companies which purchased products and/or services from us or our dealers and/or from which we purchased services in the ordinary course of business on an arm's-length basis. In each case, the purchases involved less than the greater of $1 million or 1% of the other company’s annual gross revenues.

The Committee determined that each of the relationships it considered, other than the relationship with Forward Space, LLC, fell within the categorical standards adopted by the Board and, as a result, the relationships were not considered material.

The Steelcase Foundation

The Steelcase Foundation is a charitable organization operating under Section 501(c)(3) of the Internal Revenue Code which was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following directors also serve as Foundation trustees: James P. Keane, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees. The other trustees of the Foundation are Mary Anne Hunting, Mary Goodwillie Nelson (sister of Director Peter M. Wege II), Craig M. Niemann (son-in-law of Director William P. Crawford) and Elizabeth Welch.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of any class of our voting securities. A copy of our Related Person Transactions Policy is posted in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Under the policy, our General Counsel determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is presented at the next Committee meeting for approval, ratification or other action. In those instances where it is not practicable or desirable to wait until the next meeting, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is presented for appropriate action at the next Committee meeting.

The Committee is authorized to approve related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved did not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision was not influenced by the related person while acting in any capacity for us and (3) the transaction did not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us,

•	the impact on a director’s independence,

•	the availability of other sources for comparable products or services,

•	the terms of the transaction and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

Related Person Transactions

Purchases from A&K Finishing, Inc.

During fiscal year 2016, we purchased approximately $138,000 in products and/or services from A&K Finishing, Inc. Robert Corl is a 25% owner and director of A&K Finishing and the brother-in-law of P. Craig Welch, Jr., one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock. The amounts paid to A&K Finishing represent less than 5% of its annual revenues and our annual revenues, and the purchases were made in the ordinary course of business on an arm's-length basis. This supply relationship is continuing in fiscal year 2017.

Purchases from Fifth Third Bancorp

During fiscal year 2016, we paid approximately $257,000 in fees to Fifth Third Bancorp and its subsidiaries, or Fifth Third, for cash management services, letter of credit fees, credit facilities, investment fees and retirement plan services. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. The amounts paid to Fifth Third represent less than 5% of its annual revenues and our annual revenues, and the purchases were made in the ordinary course of business on an arm's-length basis. We continue to purchase such services from Fifth Third in fiscal year 2017.

Related person employees

We employ Barry Brennand as a Sales Consultant - Educational Solutions, which is not an executive officer position. Mr. Brennand is the husband of Gale Moutrey, our Vice President, Communications. For fiscal year 2016, Mr. Brennand earned $145,059 in total compensation, which included his base salary, an annual cash award under our Employee Bonus Plan, amounts earned under our Sales Incentive Plan, company retirement plan contributions, the incremental cost of a company car, and tax return preparation costs and tax equalization payments relating to work performed in the U.S. He also participated in other benefit programs on the same terms as other Canadian employees in comparable situations. We continue to employ Mr. Brennand in fiscal year 2017.

We employ Mary-Louise Hooker as a Senior Consultant, Channel Development, which is not an executive officer position. Ms. Hooker is the sister of Lizbeth S. O'Shaughnessy, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. For fiscal year 2016, Ms. Hooker earned $138,388 in total compensation, which included her base salary, an annual cash award under our Employee Bonus Plan, company retirement plan contributions and life insurance premiums paid by us. She also participated in other benefit programs on the same terms as other U.S. employees in comparable positions. We continue to employ Ms. Hooker in fiscal year 2017.

Sales to and purchases from Forward Space, LLC

Forward Space, LLC is an independent Steelcase dealer, and Jennifer C. Niemann is the majority owner, President and CEO of Forward Space. Ms. Niemann is the daughter of William P. Crawford, one of our directors and a beneficial owner of more than 5% of our Class B Common Stock. Our transactions with Forward Space during fiscal year 2016 consisted of (1) the sale by us of approximately $53.3 million in products and services to Forward Space, (2) the purchase by us of approximately $5,000 in delivery, installation and storage services from Forward Space and (3) the payment by us of approximately $312,000 in dealer incentives and rebates to Forward Space. Our transactions with Forward Space were made in the ordinary course of business on terms substantially similar to those offered to other independent dealers in the U.S. This dealer relationship is continuing in fiscal year 2017.

Sales to shareholders

The following beneficial owners of more than 5% of our Class A Common Stock or Class B Common Stock and their respective affiliates purchased products and related services from us or our dealers, in the following amounts, during fiscal year 2016:

•	The Bank of New York Mellon Corporation - approximately $6.3 million

•	Fifth Third - approximately $2.5 million

•	The Vanguard Group, Inc. - approximately $304,000

In each case, the purchases represent less than 5% of our annual revenues and the shareholders' annual revenues, and the purchases were made in the ordinary course of business at prevailing prices not more favorable to the shareholders than those available to other customers for similar purchases.

Review and Approval of Transactions

The Nominating and Corporate Governance Committee reviewed each of the transactions described above, and following such review, the Committee approved the purchase of products and/or services from A&K Finishing, Inc., the employment of Mr. Brennand and Ms. Hooker and the payment of related compensation to each of them and the sale and purchase of products and/or services to and from Forward Space, LLC. In each case, the director (if any) related to the person or entity involved in the transaction did not participate in the approval of the transaction by the Nominating & Corporate Governance Committee. Approval of the transactions with Fifth Third, The Bank of New York Mellon Corporation and The Vanguard Group, Inc. was not required pursuant to our Related Person Transactions Policy, because such parties are institutional shareholders holding our stock with no apparent purpose or effect of changing or influencing control of our company.

BOARD MEETINGS

Our Board of Directors met eight times during fiscal year 2016. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2015 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist our Board of Directors in fulfilling its responsibilities: Audit, Compensation, Executive and Nominating and Corporate Governance. During fiscal year 2016, the Audit Committee met eight times, the Compensation Committee met six times, the Executive Committee did not meet, and the Nominating and Corporate Governance Committee met twice.

The following table indicates the current membership of each of the Board of Directors’ committees. All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent.

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee

Lawrence J. Blanford	Chair		X
William P. Crawford
Connie K. Duckworth		X	X	Chair
R. David Hoover		Chair	X	X
David W. Joos	X	X
James P. Keane			X
Robert C. Pew III			Chair
Cathy D. Ross	X
Peter M. Wege II	X			X
P. Craig Welch, Jr.		X		X
Kate Pew Wolters		X

The Audit, Compensation and Nominating and Corporate Governance Committees operate under written charters adopted by the Board of Directors that are reviewed and assessed at least annually. Their current charters are available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•
reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his or her annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including our annual and interim financial statements, as well as the type and presentation of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk; and

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance.

The Board of Directors has designated each of Lawrence J. Blanford, David W. Joos and Cathy D. Ross as an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission, or SEC, based on their respective financial and accounting education and experience. Mr. Blanford, Mr. Joos, Ms. Ross and the other members of the Audit Committee are independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

The principal responsibilities of the Compensation Committee are:

•	establishing our compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards, approving performance targets, certifying performance against targets and taking other actions under our incentive compensation plan; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Delegation of Authority

Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management.

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock or more than 40,000 restricted units in any year. Also, our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee consisting of directors and members of management and to an administrative committee consisting of members of management. The Committee also has delegated to our executive officers all responsibilities associated with our broad-based health and welfare and retirement plans, including without limitation amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under our Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and approves and submits the compensation of our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance, human resources and compensation teams assist the Committee with establishing performance targets and payout scales for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of executive officers in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities. The Committee has appointed Exequity LLP, or Exequity, to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Compensation Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Exequity’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. We have not purchased any additional services from Exequity beyond those provided to the Compensation Committee, and no conflicts of interests have been identified with regard to the work performed by Exequity.

Compensation Risk Assessment

During fiscal year 2016, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board of Directors or our Compensation Committee. See Related Person Transactions for a discussion of a transaction between our company and a relative of Director P. Craig Welch, Jr., who serves on our Compensation Committee.

Executive Committee

The Executive Committee is authorized to exercise the powers of our Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations, and performs such other duties as assigned by the Board of Directors from time to time. The members of the Executive Committee consist of the Board Chair, the Chairs of each of the Audit, Compensation and Nominating and Corporate Governance Committees and James P. Keane.

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of its governance procedures;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board;

•	overseeing the annual self-evaluation of our Board and annual evaluation of our CEO;

•	reviewing director compensation and recommending appropriate changes to our Board;

•
administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest, including reviewing and approving any related person transactions under our Related Person Transactions Policy;

•	considering any waiver requests under our Code of Ethics and Code of Business Conduct; and

•	reviewing the annual budget established for the Board and monitoring the spending against such budget.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert C. Pew III serves as non-executive Chair of the Board, and James P. Keane serves as our CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Keane to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of our Board of Directors and its oversight of our company.

Risk Oversight

Our Board of Directors administers its oversight of risk assessment and management practices in several ways. Our Chief Financial Officer oversees our risk assessment and management practices. On a quarterly basis, the Audit Committee reviews a business risk profile prepared by management which summarizes the key risks faced by the Company and the likelihood and anticipated financial impact of each risk materializing, as well as any significant changes in the risk profile from the previous quarter. On an annual basis, the Compensation Committee reviews a risk assessment of our employment compensation policies and practices prepared by management. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning.

We believe our Board of Directors’ oversight of risk management is strengthened by having an independent director serve as Chair of the Board.

Executive Sessions of Non-Management Directors

Our Board meets quarterly in executive session without any members of management present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether he or she should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews his or her qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the interests of our shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they should volunteer to resign from our Board in the event they have a significant change in responsibilities, including a change in employment, in accordance with our Corporate Governance Principles.

The Committee will consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•
the candidate’s name, resume or a listing of qualifications to be a director of our company and the candidate’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our By-laws. Any shareholder who intends to nominate a director to be elected at our 2017 Annual Meeting of Shareholders must give written notice of such intent, delivered no earlier than April 14, 2017 and no later than May 4, 2017.

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees, the Chair of the Board (or the lead non-management director, if one is subsequently appointed) or any of our other directors, please send a letter addressed to: Board of Directors, c/o Lizbeth S. O’Shaughnessy, Secretary, Steelcase Inc., P.O. Box 1967, Grand Rapids, MI 49501-1967.

All such letters will be opened by the corporate secretary. Any contents that are not advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance." If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been issued.

Available Information

The following materials are available on our website at ir.steelcase.com, found under "Corporate Governance":

•	Code of Ethics,

•	Code of Business Conduct,

•	Corporate Governance Principles,

•	Audit Committee Charter,

•	Compensation Committee Charter and

•	Nominating and Corporate Governance Committee Charter.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, GH-3E, P.O. Box 1967, Grand Rapids, MI 49501-1967.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our non-employee directors for fiscal year 2016 were as follows:

Type of Compensation	Director	Board Chair

Board Annual Retainer	$180,000	$270,000
Committee Chair Annual Retainers:
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000
Audit Committee Member Annual Retainer	$5,000

Board and committee chair retainers are payable 40% in cash and 60% in shares of our Class A Common Stock, and Audit Committee member retainers are payable in cash. A director may elect to receive all or a part of the cash portion of his or her Board and committee chair retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation are granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued is based on the fair market value of the Class A Common Stock on the date the shares are issued.

James P. Keane, our President and CEO, is a director, but he does not receive any additional compensation for his service as a director or committee member because he is an employee.

All directors (including committee chairs and the Board Chair) are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers and/or committee fees until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Stock Ownership Guidelines

Our non-employee directors are required to be paid at least 60% of their board and committee chair annual retainers in the form of either Class A Common Stock issued under our Incentive Compensation Plan or elect a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan. Each director is required to beneficially own a total number of shares of Steelcase Inc. Class A Common Stock and/or Class B Common Stock which equals or exceeds the total number of shares of Class A Common Stock he or she has received as director compensation.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors in fiscal year 2016.

Fiscal Year 2016 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total

Lawrence J. Blanford	$78,000	$117,000	$195,000
William P. Crawford	$72,000	$108,000	$180,000
Connie K. Duckworth	$75,059	$112,441	$187,500
R. David Hoover	$76,079	$113,921	$190,000
David W. Joos	$77,000	$108,000	$185,000
Elizabeth Valk Long (3)	$40,500	$57,000	$97,500
Robert C. Pew III	$108,037	$161,963	$270,000
Cathy D. Ross	$77,000	$108,000	$185,000
Peter M. Wege II	$77,025	$107,975	$185,000
P. Craig Welch, Jr.	$72,025	$107,975	$180,000
Kate Pew Wolters	$72,025	$107,975	$180,000

(1)
The amounts shown in this column reflect the portion of the directors’ retainers payable in cash, including any of such amounts which our directors elected to receive in shares of our Class A Common Stock or defer under our Non-Employee Director Deferred Compensation Plan. Shown in the following table are:

•	the number of shares of our Class A Common Stock issued to those directors who elected to receive all or a part of this portion of their retainers in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	4,277
David W. Joos	—	4,222
Elizabeth Valk Long	—	2,236

(2)
The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan. Shown in the following table are:

•	the number of shares of our Class A Common Stock issued to those directors who received all or a part of this portion of their retainers in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of our Class A Common Stock on the payment date multiplied by the number of shares issued. The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2016 filed with the SEC on April 15, 2016.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	6,414
William P. Crawford	—	5,921
Connie K. Duckworth	6,166	—
R. David Hoover	6,246	—
David W. Joos	—	5,921
Elizabeth Valk Long	—	3,147
Robert C. Pew III	8,880	—
Cathy D. Ross	—	5,921
Peter M. Wege II	5,920	—
P. Craig Welch, Jr.	5,920	—
Kate Pew Wolters	5,920	—

(3)	Ms. Long retired from our Board of Directors in July 2015.

Holdings of Deferred Stock

The following table indicates the total number of shares deemed credited under our Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2016 to those directors who have deferred all or a portion of their retainer and/or fees as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of FY End

Lawrence J. Blanford	38,559
William P. Crawford	56,965
David W. Joos	173,407
Elizabeth Valk Long	28,562
Cathy D. Ross	57,201
Peter M. Wege II	5,068
P. Craig Welch, Jr.	58,391
Kate Pew Wolters	1,846

Other Benefits

During fiscal year 2016, each of our outside directors who is not a retiree of our company was eligible to receive healthcare coverage under our Benefit Plan for Outside Directors, which provides coverage comparable to the Steelcase Inc. Employee Benefit Plan generally available to U.S. employees of Steelcase Inc. The cost of participating in this plan is reported as taxable income for the director. The following table shows, for each outside director who participated in the plan during fiscal year 2016, the amount of taxable income relating to such participation.

Participating Directors	Fiscal Year 2016 Taxable Income

Lawrence J. Blanford	$17,825
R. David Hoover	$1,196
Robert C. Pew III	$12,494
Peter M. Wege II	$12,494
P. Craig Welch, Jr.	$12,494
Kate Pew Wolters	$5,951

Other Payments Received by Directors

William P. Crawford currently receives payments under our Executive Supplemental Retirement Plan and is entitled to receive payments under a deferred compensation arrangement that was in effect when his employment with us ended. Mr. Crawford also participates in our retiree healthcare benefit plans on the same terms as other U.S. retirees. His rights to receive those payments and benefits are not conditioned on continued service on our Board.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the tables.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of May 16, 2016 by (a) each director, (b) each of the executive officers named in the Summary Compensation Table and (c) all of our directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Sara E. Armbruster	85,714	*	—	—
Lawrence J. Blanford	—	—	—	—
William P. Crawford (2)	358,154	*	2,172,245	6.9%
Connie K. Duckworth	35,287	*	—	—
R. David Hoover	38,891	*	—	—
David W. Joos (3)	11,400	*	—	—
James P. Keane (4)	439,823	*	—	—
Lizbeth S. O'Shaughnessy	153,872	*	—	—
Robert C. Pew III (5)	132,750	*	5,635,458	17.9%
Cathy D. Ross	3,611	*	—	—
Eddy F. Schmitt	4,739	*	—	—
David C. Sylvester	277,550	*	—	—
Peter M. Wege II	310,908	*	—	—
P. Craig Welch, Jr. (6)	84,587	*	6,281,121	19.9%
Kate Pew Wolters (7)	55,979	*	6,031,354	19.1%
Directors and executive officers as a group (23 persons) (8)	2,138,310	2.4%	20,120,178	63.8%

* Less than 1%

(1)
If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

William P. Crawford	2,530,399	2.8%
Robert C. Pew III	5,768,208	6.2%
P. Craig Welch, Jr.	6,365,708	6.8%
Kate Pew Wolters	6,087,333	6.5%
Directors and executive officers as a group (23 persons)	22,258,488	20.7%

(2)
Includes (a) 357,744 shares of Class A Common Stock and 51,957 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and dispose and (b) 186,964 shares of Class B Common Stock of which Mr. Crawford shares the power to dispose. Of the shares reported, 306,154 shares of Class A Common Stock and 421,611 shares of Class B Common Stock are pledged as security.

(3)	Includes 11,400 shares of Class A Common Stock of which Mr. Joos shares the power to vote and dispose.

(4)	Includes 118,027 shares of Class A Common Stock of which Mr. Keane shares the power to vote and dispose.

(5)
Includes (a) 500 shares of Class A Common Stock of which Mr. Pew III shares the power to vote and dispose and (b) 3,073,618 shares of Class B Common Stock of which Mr. Pew III shares the power to dispose. Of the shares reported, 50,000 shares of Class A Common Stock and 1,041,904 shares of Class B Common Stock are pledged as security.

(6)
Includes (a) 3,550,501 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to dispose and (b) 1,422 shares of Class A Common Stock and 2,046,220 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to vote and dispose.

(7)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose.

(8)
Includes all eleven current directors (one of whom is an executive officer) and all twelve other current executive officers, only four of whom are named in the table. The numbers shown include the shares described in notes (2) through (7) above and a total of 570 shares of Class A Common Stock of which two of the other executive officers share the power to vote and dispose.

Beneficial Owners of More than Five Percent of Our Common Stock

This table shows the amount of common stock beneficially owned as of May 16, 2016 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except where we know of any changes in their beneficial ownership after the date of such filings.

The percentages listed in the Percent of Class column for Class B Common Stock add up to more than 100% because (1) as described in the notes to the table, some of the persons listed in the table share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the table and (2) for many persons listed in the table, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2015 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 16, 2016.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Fifth Third Bancorp (2)	2,529,564	2.9%	17,089,209	54.2%
WEDGE Capital Management L.L.P. (3)	4,839,974	5.5%	—	—
The Vanguard Group, Inc. (4)	5,797,364	6.6%	—	—
LSV Asset Management (5)	4,806,409	5.5%	—	—
Anne Hunting (6)	242,487	*	4,351,970	13.8%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (7)	1,258,491	1.4%	3,000,000	9.5%

* Less than 1%
(1)If the number of shares each shareholder could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Fifth Third Bancorp	19,618,773	18.7%
Anne Hunting	4,594,457	5.0%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.7%

(2)
The address of Fifth Third Bancorp is Fifth Third Center, Cincinnati, OH 45263. Includes (a) 294,709 shares of Class A Common Stock and 4,711,069 shares of Class B Common Stock of which Fifth Third Bancorp shares the power to vote and (b) 2,325,710 shares of Class A Common Stock and 13,770,837 shares of Class B Common Stock of which Fifth Third Bancorp shares the power to dispose.

We believe there is substantial duplication between the shares which Fifth Third Bancorp beneficially owns and the shares which are beneficially owned by some of the other persons listed in this table and the previous table, because, among other reasons, Fifth Third Bancorp or its affiliates serves as a co-trustee of a number of trusts of which our directors and other beneficial owners of more than 5% of our common stock serve as co-trustees; however, we are not able to determine the extent of such duplication based on the information reported by Fifth Third Bancorp.

(3)
The address of WEDGE Capital Management L.L.P. is 301 S. College Street, Suite 2920, Charlotte, NC 28202-6002. WEDGE Capital Management L.L.P. has the sole power to vote only 4,126,574 shares of Class A Common Stock.

(4)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has the sole power to vote only 187,204 shares of Class A Common Stock, the shared power to vote 5,700 shares of Class A Common Stock and the shared power to dispose of 187,304 shares of Class A Common Stock.

(5)	The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(6)
The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms. Hunting is based upon a Schedule 13G amendment dated December 31, 2001 and a subsequent conversion of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.

(7)
The address of ABJ Investments, Limited Partnership, or ABJ, and Olive Shores Del, Inc., or Olive Shores, is P.O. Box 295, Cimarron, CO 81220. Olive Shores is the sole general partner of ABJ. The information reported for ABJ and Olive Shores is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ or Olive Shores after December 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the SEC. Based on our review of the reports filed with the SEC, and written representations that no Form 5 reports were required, we believe that for transactions during fiscal year 2016, all Section 16(a) reports were filed on a timely basis.

PROPOSAL 2 – ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. This vote is advisory, which means that it is not binding on our company or our Board of Directors. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 2.

The compensation of our named executive officers is set forth in the Executive Compensation, Retirement Programs and Other Arrangements section. The Compensation Discussion and Analysis, or CD&A, section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2016. As described in the CD&A, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions and aligning our executives’ interests with the long-term interests of our shareholders, and our Board believes our programs are reasonable when compared to compensation at similar companies.

At our 2011 annual meeting, a majority of the votes cast by our shareholders were cast in favor of one year as the frequency of a shareholder advisory vote on compensation of our named executive officers. Taking into account the results of such vote, the Board of Directors determined that it is in the best interests of the Company and our shareholders to hold an annual advisory vote to approve named executive officer compensation until the next advisory vote on the frequency of such a vote. Thus, the next advisory vote to approve named executive officer compensation will be held at the 2017 annual meeting.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the SEC. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

R. David Hoover (Chair)
Connie K. Duckworth
David W. Joos
P. Craig Welch, Jr.
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2016 by our CEO, our Chief Financial Officer and our three other most highly paid executive officers. We refer to these five individuals as the “named executive officers.” The amounts of compensation earned by these executives in fiscal year 2016 are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it.

Executive Summary

We have designed the compensation programs for our named executive officers to provide competitive pay opportunities while aligning the incentive compensation realized by our named executive officers with the interests of our shareholders by linking pay with company and stock performance. The primary elements of our executive compensation programs are base salaries, incentive compensation (both cash and equity-based) and retirement programs and benefits.

In fiscal year 2016, we awarded four types of incentive compensation opportunities to our named executive officers:

•	cash awards under our Management Incentive Plan, or MIP, based on our return on invested capital, or ROIC, for fiscal year 2016,

•	performance units which will be earned based on our average ROIC for fiscal years 2016 through 2018,

•	performance units which will be earned based on our total shareholder return, or TSR, relative to companies in the S&P 400 Midcap Index for fiscal years 2016 through 2018 and

•	restricted units which will vest at the end of fiscal year 2018.

The incentive compensation realized by our named executive officers, other than Eddy F. Schmitt, for fiscal year 2016 consisted of:

•	the MIP awards earned based on fiscal year 2016 ROIC performance,

•	performance units granted in fiscal year 2014 and earned based on our average ROIC for fiscal years 2014 through 2016,

•
performance units granted in fiscal year 2014 and earned based on our TSR performance, relative to the industrial subset of companies within the S&P MidCap 400 Index, for fiscal years 2014 through 2016 and

•	restricted units granted in fiscal year 2014 which vested at the end of fiscal year 2016.

The incentive compensation realized by Eddy F. Schmitt for fiscal year 2016 consisted of a MIP award and restricted units consistent with the other named executive officers, plus (1) a cash-based award granted in fiscal year 2014 and earned based on our average ROIC performance for fiscal years 2014 through 2016 and (2) the final payment from his long-term MIP award earned in fiscal year 2013. The incentive compensation awards granted to Mr. Schmitt in fiscal years 2013 and 2014 differs from those granted to the other named executive officers because he was a participant in our long-term incentive program for management employees at the time of grants.

In fiscal year 2016, we recorded $3.1 billion of revenue and $170.3 million of net income or diluted earnings per share of $1.36.  This represented year-over-year revenue growth of less than 1% and an increase of 98% in net income.  The year-over-year comparison of net income was positively impacted by the reversal of a valuation allowance recorded against net deferred tax assets in France and a gain from the partial sale of an investment in an unconsolidated affiliate. These significant items, net of the associated variable compensation expense and income tax expense, had a combined favorable impact on net income of approximately $53 million and on diluted earnings per share of approximately $0.42.  The net income comparison was also positively impacted by restructuring charges which were $20.7 million lower in fiscal year 2016 compared to fiscal year 2015.  Restructuring charges and the impact of the tax valuation allowance reversal are being spread equally over periods ranging from two to three years when calculating ROIC performance under our compensation programs, to the extent approved by the Compensation Committee.  Our fiscal year 2016 results reflected strong operating performance in the Americas and the Other category, partially offset by higher costs in EMEA associated with manufacturing footprint changes and other operational challenges.

As calculated under our MIP, our ROIC for fiscal year 2016 was 15.83%, which was above our fiscal year 2016 MIP target of 11%. As a result, the MIP awards for our named executive officers were earned at 148% of target. As calculated under our Incentive Compensation Plan, our average ROIC for fiscal years 2014 through 2016 was 13.49% which was above our target of 11%. As a result, the performance units granted to our named executive officers, other than Eddy F. Schmitt, and the cash-based award granted to Mr. Schmitt in fiscal year 2014 were earned at 150% of target.

Our TSR expressed as a compound annual rate for fiscal years 2014 through 2016 was 0.2%, which ranked at the 43rd percentile of the TSR peer group. As a result, the performance units granted to our named executive officers, other than Eddy F. Schmitt, in fiscal year 2014 were earned at 82.5% of target.

Our say-on-pay advisory vote was approved at our 2015 annual shareholders’ meeting, with 99.2% of the votes cast in favor.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions,

•	align our executives’ interests with the long-term interests of our shareholders,

•	ensure that executive compensation opportunities are reasonable when compared to compensation at similar companies and

•	achieve internal pay equity.

Compensation Consultant

The Compensation Committee has engaged Exequity to serve as an independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Committee’s consideration in making decisions on all elements of executive compensation. Exequity also works cooperatively with management on behalf of the Compensation Committee. Exequity does not provide any services to our company other than executive compensation consulting to the Committee.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO (except as to himself), the individual performance of each officer and our compensation philosophy and objectives described above. Following approval by the Compensation Committee, the compensation of our CEO is submitted to our

Board of Directors for ratification. The amount of incentive compensation actually earned by each officer depends on the performance of our company as a whole against the targets established for the particular award. None of the named executive officers has an employment agreement with us.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices for fiscal year 2016, the Compensation Committee used pay data from Towers Watson's general industry executive survey, excluding financial services, not-for-profit and energy companies, to reflect a sizable peer group of companies. Due to the differences in revenue among the companies in the survey, regression analysis was used to adjust the data to reflect our size based on annual revenues of approximately $3.0 billion. The survey presents information regarding base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation. The Compensation Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Compensation Committee reviews the comparison data to assess whether or not each of these components of compensation and total compensation of the named executive officers is within a competitive range, and in making its assessment, the Committee considers (a) any difference between the role and responsibilities of each officer compared to the benchmark position in the survey results, (b) the specific contributions the officer has made to the successful achievement of our company goals, (c) the relative experience level of the officer and his or her tenure with our company and (d) the performance of the Company, including stock price performance.

Our say-on-pay shareholder advisory vote received 99.2% approval at our 2015 annual shareholders meeting. No changes were made to our executive compensation policies and practices in fiscal year 2016 in response to our 2015 say-on-pay shareholder advisory vote.

Base Salary

The base salary of each of our named executive officers is reviewed and approved by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at levels which will allow us to attract and retain highly qualified executives. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

During fiscal year 2016, each of the named executive officers, except James P. Keane, received a merit increase to his or her base salary within a historically normal range. James P. Keane’s base salary was increased by 12.5%, from $800,000 to $900,000 due to his performance in his first year as CEO.

Incentive Compensation

In fiscal year 2016, we awarded four types of incentive compensation opportunities to our named executive officers: (1) cash awards under our MIP which were earned based on our ROIC results for the fiscal year, (2) performance units which will be earned based on our average ROIC over three fiscal years, (3) performance units which will be earned based on our TSR performance relative to a peer group over three fiscal years and (4) restricted units which will vest at the end of three fiscal years. The performance units and restricted units will be settled in shares of Class A Common Stock at the end of the applicable performance period or vesting. These four types of awards in combination with other equity-based awards granted in prior fiscal years create overlapping award cycles that are designed to encourage retention, provide a mix of cash and equity-based incentives and balance short-term and long-term performance.

As an illustration, the following chart shows the mix of compensation for fiscal year 2016 for our CEO compared to the average of the four other named executive officers, valuing the MIP awards at the target level of performance and the restricted unit and performance unit awards at the grant date market price per share of our Class A Common Stock (valuing the performance units at the target level of performance). The chart also notes the portion of the target total compensation denominated in the form of cash or equity and the portion based on ROIC or TSR performance. The mix of compensation for the CEO was more heavily weighted to performance and equity, particularly performance unit awards, although performance-based equity was also a significant component for the other named executive officers.

100%
80%
60%
40%
20%
0%
Equity
Cash
24.1%
24.1%
16.1%
17.9%
17.8%
TSR
ROIC
ROIC
CEO FY2016 @ Target
Equity
Cash
14.5%
14.5%
14.3%
22.1%
34.6%
TSR
ROIC
ROIC
Average of Other NEOs FY2016 @ Target
Base Salary
Cash MIP Awards
Restricted Units
Performance Units - ROIC
Performance Units - TSR

Short-Term Cash Incentive Awards

Philosophy and Practice

As described above, in fiscal year 2016, each of our named executive officers received a cash award under our MIP which may be earned based on the achievement of certain ROIC results. ROIC equals our net operating profit after tax, or NOPAT, divided by average invested capital. NOPAT is calculated by taking net income and adding back after-tax interest expense, and adjusting for after-tax interest income related to average liquidity (cash, short-term investments and the cash surrender value of company-owned life insurance policies) in excess of $200 million. Average invested capital is calculated by adding average shareholders' equity and average long-term debt, adjusted for average liquidity in excess of $200 million and the impact of other adjustments to the extent approved by the Compensation Committee. Restructuring charges, goodwill impairment charges or other items to the extent approved by the Compensation Committee may be amortized over a period of two to five years in the calculation of NOPAT and average invested capital. No awards can be earned to the extent they would result in our company recording a net loss for the fiscal year unless the Committee determines otherwise.

In addition to the named executive officers, other management employees received annual awards under the MIP for fiscal year 2016, and the majority of our other employees also received annual incentive compensation based on our ROIC results for fiscal year 2016.

Fiscal Year 2016 Awards

The ROIC performance required to earn the minimum, target and maximum level of the fiscal year 2016 MIP awards are set forth in the following chart. In setting the ROIC target for fiscal year 2016, the Compensation Committee considered our compensation philosophy and objectives, our estimated cost of capital, our annual financial plan, industry conditions, the overall economic environment and the desire to motivate our employees to achieve our business objectives. Target performance was set at ROIC of 11.0%, an increase of one percentage point compared to the target set for MIP awards granted in fiscal year 2015, based on the philosophy of driving continuous improvement and increasing the target during periods of expected stronger financial performance.

The levels of ROIC performance that will result in an award of the threshold, target or maximum amount are as shown in the following table, with interpolation used in the event that the actual results do not fall directly on one of the performance levels.

Performance Level	ROIC Performance	Amount Earned

Threshold	1.0%	0% of target
Target	11.0%	100% of target
Maximum	21.0%	200% of target

MIP target awards for the named executive officers are reviewed and approved each year by the Compensation Committee and, in the case of our CEO, ratified by the Board. The named executive officers’ target MIP awards for fiscal year 2016 were as follows:

Name	Target Award

James P. Keane	100% of base salary
David C. Sylvester	80% of base salary
Lizbeth S. O'Shaughnessy	60% of base salary
Sara E. Armbruster	60% of base salary
Eddy F. Schmitt	50% of base salary

In determining the size of target MIP awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review.” The Committee reviewed the value of the target awards as a percentage of the officer’s base salary relative to the 25th percentile, median and 75th percentile levels of annual incentive compensation shown in the market comparison study and relative to each officer.

Awards Earned and Link to Company Performance

Our actual ROIC performance for fiscal year 2016 was 15.83%, resulting in the MIP awards being earned at 148% of target. The following chart depicts the performance scale for these awards and our actual fiscal year 2016 ROIC performance and MIP payout level.

Long-Term Equity Incentive Awards

Philosophy and Practice

Each of our named executive officers typically receives long-term equity incentive awards under our Incentive Compensation Plan each year, in accordance with our compensation philosophies of linking pay to performance, encouraging retention and aligning the interests of our executives with those of our shareholders. All awards are approved by the Compensation Committee, and in the case of our CEO, ratified by our Board of Directors, typically at a regularly scheduled meeting at the beginning of each fiscal year, but awards may also be approved at a special meeting. We do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

In addition to granting annual equity incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance.

Fiscal Year 2016 Awards

In fiscal year 2016, each of the named executive officers was granted two types of performance unit awards and one type of restricted unit award. The performance units will be earned over three fiscal years, and the restricted units will vest at the end of three fiscal years. All three types of awards will be settled in shares of our Class A Common Stock at the end of the applicable vesting or performance period. Dividend equivalents on the performance units will be based on dividends declared and paid on our Class A Common Stock during the performance period and paid only on the number of shares actually earned at the end of the performance period. Dividend equivalents on the restricted units will be based on dividends declared and paid on our Class A Common Stock during the vesting period and paid during the vesting period.

The first set of performance unit awards will be earned based upon our average ROIC over fiscal years 2016 through 2018. Target performance was set at average ROIC of 12.0%. The levels of average ROIC performance that will result in an award of the threshold, target or maximum number of shares under these performance units are as shown in the following table, with interpolation used in the event that the actual results do not fall directly on one of the performance levels.

Performance Level	Three-Year Average ROIC Performance	Number of Shares Earned

Threshold	7.0%	0% of target
Target	12.0%	100% of target
Maximum	17.0%	200% of target

The Compensation Committee selected three-year average ROIC as the performance measure for the first set of performance unit awards in order to provide an element of incentive compensation based on a long-term company performance metric focused on profitability and the efficient use of capital. In setting the target and performance scale for the ROIC performance units, the Compensation Committee considered our compensation philosophy and objectives, our estimated cost of capital, various scenarios for our ROIC performance over the performance period, industry conditions, the overall economic environment, the cyclical nature of our industry and the desire to motivate our executive officers to achieve our business objectives. The target average ROIC for the fiscal year 2016 awards was set at 12.0%, an increase of one percentage point compared to the target set for the performance unit awards granted in fiscal year 2015. This increase was based on the philosophy of driving continuous improvement and increasing the target during periods of expected stronger financial performance. The ROIC performance units will be settled in shares of our Class A Common Stock to further align the compensation of the named executive officers with the interests of our shareholders.

The second set of performance unit awards will be earned based upon our TSR performance relative to the companies in the S&P MidCap 400 Index over fiscal years 2016 through 2018. The levels of relative TSR performance that will result in an award of the threshold, target or maximum number of shares under these performance units are as shown in the following table, with interpolation used in the event that the actual results do not fall directly on one of the percentile ranks. If relative TSR performance falls below the threshold, no shares would be earned.

Performance Level	Relative TSR Performance	Number of Shares Earned

Threshold	30th percentile	50% of target
Target	50th percentile	100% of target
Maximum	80th percentile	200% of target

The Compensation Committee selected TSR as the performance measure for the second set of performance unit awards to align the compensation of the executive officers with the interests of our shareholders. It chose the companies in the S&P MidCap 400 Index for the measurement of relative TSR because the Committee desired a large enough group to mitigate the impact of any one-time events that may be experienced by a company within the group, and the group includes companies with reasonably similar market capitalization to our company. In developing the performance scale for the TSR performance units, the Compensation Committee utilized the same scale that was used in fiscal year 2015, which was reviewed based on survey data and market prevalence of TSR scales used by other companies. The TSR performance units will be settled in shares of our Class A Common Stock to further align the compensation of the named executive officers with the interests of our shareholders.

The restricted units were awarded in conjunction with the two performance unit awards to encourage retention while aligning the compensation of the named executive officers with the interests of our shareholders.

In determining the number of performance units and restricted units to be granted, our CEO presented to the Compensation Committee his recommendations for the awards for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review.” The Committee reviewed the estimated value of the recommended total target level of performance units and the restricted units (using a recent average closing price for shares of our Class A Common Stock) as a percentage of the officer’s base salary relative to the median level of long-term incentive compensation shown in the market comparison study and the estimated expense of the awards. For each of the named executive officers other than the CEO, the equity awards were allocated as follows: 67% in performance units (one half in ROIC-based performance units and the other half in TSR-based performance units) and 33% in restricted units. The awards granted to the CEO were allocated 75% in performance units (one half in ROIC-based performance units and the other half in TSR-based performance units) and 25% in restricted units, to provide greater emphasis on alignment with the long-term interests of our shareholders and to link pay to TSR and company performance. Over the last several years, it has been the Compensation Committee's practice to provide the CEO with long-term incentive equity awards that are more heavily weighted on performance conditions than those granted to the other named executive officers.

Awards Earned in Fiscal Year 2016 and Link to Company Performance

The performance period for the performance units granted to the named executive officers in fiscal year 2014 ran from the beginning of fiscal year 2014 through the end of fiscal year 2016. The first set of performance unit awards were earned based on our three-year average ROIC. Our actual ROIC for fiscal years 2014 through 2016 resulted in shares being earned at 150%. The following chart depicts the performance scale for these awards and our actual fiscal year 2014 to 2016 average ROIC performance and performance unit payout level.

The performance period for the cash-based award granted to Eddy F. Schmitt in fiscal year 2014 ran from the beginning of fiscal year 2014 through the end of fiscal year 2016 and was earned based on our three-year average ROIC, using the same performance scale shown on the previous page for the performance unit awards earned based on three-year average ROIC. As a result, this award was earned at 150%.

The second set of performance unit awards were earned based on our TSR performance relative to the companies in the industrial subset of the S&P MidCap 400 Index. Our actual TSR performance for fiscal years 2014 through 2016 resulted in shares being earned at 82.5% of target. The following chart depicts the performance scale for these awards and our actual fiscal year 2014 to 2016 relative TSR performance and performance unit payout level.

200%
100%
82.5%
50%
0%
Performance Units Payout
Target
Actual
43rd
30th
50th
80th
100th
FY14 – FY16 Relative TSR Percentile

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•	Retirement Plan,

•	Restoration Retirement Plan and

•	Deferred Compensation Plan.

Our Retirement Plan is a tax-qualified defined contribution plan, open to all U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year, and we made a non-discretionary contribution of 5% of each participant’s eligible pay for fiscal year 2016. In addition, we matched 50% of the first 6% of eligible pay each participant contributed to the Retirement Plan during the fiscal year.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2016, we made matching contributions and an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan.

Our Deferred Compensation Plan is a non-qualified defined contribution plan which is unfunded. In fiscal year 2016, participants could elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan.

Each of the named executive officers, other than Eddy F. Schmitt, participates in our Executive Supplemental Retirement Plan, which was originally adopted in 1981. This plan was intended to assist us with attracting and retaining highly qualified executives and to enable them to devote their full-time best efforts to our company. This plan was closed to new participants as of the beginning of fiscal year 2016. We do not have a policy or practice of granting our executive officers extra years of service credit under this or any other plan.

Each of these plans, other than our Retirement Plan, is discussed in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.”

In addition to these retirement and deferred compensation plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers hired before July 22, 2002 is eligible to receive retiree healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. who are qualified retirees.   We currently allow eligible U.S. retirees to continue to receive healthcare benefits for life, but we reserve the right to change or eliminate this benefit at any time.  Retirees under age 65 are required to pay a portion of the cost of the medical coverage based on the participant's retirement date, age and years of service.  All retirees pay the full cost of dental and vision.  Retirees age 65 or older and eligible for Medicare receive a fixed amount that can be used for reimbursement of any healthcare premiums and other eligible out-of-pocket expenses.

Severance and Change in Control Benefits

During fiscal year 2016, each of the named executive officers participated in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2016 is detailed in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The only perquisites received in fiscal year 2016 by the named executive officers were (1) an optional annual executive physical examination, (2) personal travel on our corporate aircraft by immediate family members of certain named executive officers who accompanied the officers on business travel, (3) in the case of James P. Keane only, home security costs and (4) in the case of Eddy F. Schmitt only, round trip airfare for annual home leave for him and his family, pursuant to an agreement we entered into with him in fiscal year 2014. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers in fiscal year 2016 was less than $10,000 per officer.

The named executive officers also may elect to participate in other benefit programs on the same terms as other U.S. employees of our company. These programs include medical, dental, vision, life and disability insurance, charitable gift matching and discounts on company products.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders. Under these guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the holding requirements by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their first annual award to meet their holding requirements in order to allow them an appropriate period of time to build their holdings through annual equity awards. Similarly, our CEO was given a period of five fiscal years from his appointment as CEO to meet his increased holding requirement.

In addition to shares owned by our executives, holdings which count toward satisfaction of their holding requirements include restricted units and performance units at target award levels during the performance period held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers are in compliance with our stock ownership guidelines.

Speculative Transactions and Stock Pledging

We prohibit our directors and executive officers from engaging in speculative transactions involving our stock, including excessive trading, short sales or buying or selling puts or calls. In addition, our executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Directors are also prohibited from engaging in such transactions unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating and Corporate Governance Committee or the Chair of that committee. Any pledge arrangements by directors which were in place prior to the adoption of this prohibition in fiscal year 2013 may be continued in accordance with their terms; however, any renewals, extensions or modifications thereof will be subject to the requirements set forth in our Corporate Governance Principles.

Non-Compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and the Incentive Compensation Plan have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Tax Considerations

In making decisions regarding executive compensation, the Compensation Committee considers the tax deductibility of the amounts payable. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million unless certain conditions are satisfied. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes; however, when deemed necessary, the Committee may authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

Fiscal Year 2017 Changes

In fiscal year 2017, a change was made to the types of long-term awards granted to our executive officers. Each executive officer received three types of long-term incentive awards: (1) a cash-based award earned based on our average ROIC over three fiscal years, (2) performance units earned based on our TSR performance relative to a peer group over three fiscal years, and (3) restricted units. The cash-based awards represent a change from our previous practice of granting performance units earned based on our average ROIC over three fiscal years and the change was made to strengthen the correlation between our ROIC performance and the value of the awards realized at the end of the performance period. In addition, this change more closely aligns the design of the long-term incentive compensation of our executive officers with other management employees who participate in our long-term incentive compensation program and allows for a smoother transition of compensation programs when individuals move into executive positions. This design continues to support our compensation philosophy of linking pay to performance, encouraging retention and aligning the interests of our executives with those of our shareholders. The proportion of performance-based and time-based awards granted to our executive officers in fiscal year 2017 was consistent with the awards granted in fiscal year 2016.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis.

Summary Compensation Table

The following table shows compensation information for the fiscal years indicated for (1) James P. Keane, our CEO, (2) David C. Sylvester, our Chief Financial Officer, and (3) our three other most highly paid executive officers as of the end of fiscal year 2016. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

James P. Keane	2016	$882,692	$3,546,838	$1,284,429	$321,554	$142,456	$6,177,969
President and Chief Executive Officer	2015	$800,000	$3,268,038	$900,000	$369,237	$28,748	$5,366,023
	2014	$609,832	$3,346,656	$651,408	$94,016	$39,943	$4,741,855

David C. Sylvester	2016	$512,404	$1,011,951	$606,589	$71,301	$81,094	$2,283,339
Senior Vice President, Chief Financial Officer	2015	$500,000	$1,169,806	$500,000	$203,545	$28,748	$2,402,099
	2014	$479,134	$891,034	$454,711	$52,675	$28,198	$1,905,752

Lizbeth S. O'Shaughnessy	2016	$430,419	$614,106	$382,151	$92,662	$79,690	$1,599,028
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary	2015	$414,510	$654,695	$310,752	$211,923	$28,748	$1,620,628

Sara E. Armbruster	2016	$416,781	$461,090	$370,061	$—	$58,065	$1,305,997
Vice President, Strategy, Research and New Business Innovation	2015	$410,000	$533,940	$307,500	$180,903	$140,407	$1,572,750
	2014	$401,301	$630,577	$285,679	$12,873	$71,019	$1,401,449

Eddy F. Schmitt	2016	$362,904	$281,367	$544,873	$—	$59,361	$1,248,505
Senior Vice President, Americas

(1)	Fiscal years 2015 and 2016 included 52 weeks, and fiscal year 2014 included 53 weeks.

(2)
The amounts shown in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for performance units and restricted units granted during the applicable fiscal year.

•
The grant date fair value of the performance units to be earned based on three-year average ROIC performance was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the target number of shares that may be earned. Assuming that the highest level of performance conditions will be achieved, the value of these performance units, using the grant date market price per share of our Class A Common Stock, would be as follows: James P. Keane, $2,391,900; David C. Sylvester, $618,448; Lizbeth S. O'Shaughnessy, $375,290; Sara E. Armbruster, $281,792; and Eddy F. Schmitt, $171,838.

•
The grant date fair value of the performance units to be earned based on three-year TSR performance relative to a peer group was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

•
The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2016 filed with the SEC on April 15, 2016.

(3)	The amounts shown in this column represent the sum of:

(a)	short-term MIP awards earned in the applicable fiscal year and

(b)
for Eddy F. Schmitt only, (1) the amount earned under a cash-based award granted in fiscal year 2014 which was earned based on our average ROIC performance over fiscal years 2014 through 2016 and (2) earnings for fiscal year 2016 on the remaining balance of a long-term MIP award earned in fiscal year 2013.

The short-term MIP awards were paid in cash shortly after the end of the applicable fiscal year. Mr. Schmitt's cash-based award and the remaining balance of his long-term MIP award were paid in cash shortly after the end of fiscal year 2016. We maintained the unpaid amount of Mr. Schmitt's long-term MIP award in an unfunded account which was credited with an annual rate of return.

(4)
The amounts shown in this column represent the net change in actuarial present value of the applicable officer’s accumulated benefit under our Executive Supplemental Retirement Plan. These changes are primarily driven by the applicable officer's period of service and changes in the terms of the plan, compensation and the discount rate and reflect the following: (a) in fiscal year 2016, an increase in the discount rate from 3.2% to 3.7%, (b) in fiscal year 2015, a decrease in the discount rate from 3.6% to 3.2% and changes to the terms of the plan, and (c) in fiscal year 2014, an increase in the discount rate from 3.1% to 3.6%. For fiscal year 2016, the change in actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for Sara E. Armbruster was a reduction of $16,340, so the amount is reflected as zero in accordance with the SEC's rules and regulations. Eddy F. Schmitt is not a participant in the Executive Supplemental Retirement Plan. Earnings under our Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(5)	The amounts shown in this column for fiscal year 2016 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Total All Other Compensation

James P. Keane	$142,308	$148	$142,456
David C. Sylvester	$80,946	$148	$81,094
Lizbeth S. O'Shaughnessy	$79,542	$148	$79,690
Sara E. Armbruster	$57,917	$148	$58,065
Eddy F. Schmitt	$59,213	$148	$59,361

The amounts shown in the Company Contributions under Retirement or Pension Plans column of the above table reflect a higher rate of contributions made under our Restoration Retirement Plan in fiscal year 2016 compared to prior years.

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2016 under our incentive compensation plans.

Fiscal Year 2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum

James P. Keane	4/15/2015 (1)	$—	$867,857	$1,735,714
	4/15/2015 (2)				—	63,750	127,500		$1,195,950
	4/15/2015 (3)				31,875	63,750	127,500		$1,553,588
	4/15/2015 (4)							42,500	$797,300

David C. Sylvester	4/13/2015 (1)	$—	$409,857	$819,714
	4/13/2015 (2)				—	16,616	33,232		$309,224
	4/13/2015 (3)				8,308	16,616	33,232		$398,119
	4/13/2015 (4)							16,368	$304,608

Lizbeth S. O'Shaughnessy	4/13/2015 (1)	$—	$258,210	$516,420
	4/13/2015 (2)				—	10,083	20,166		$187,645
	4/13/2015 (3)				5,042	10,083	20,166		$241,589
	4/13/2015 (4)							9,934	$184,872

Sara E. Armbruster	4/13/2015 (1)	$—	$250,041	$500,082
	4/13/2015 (2)				—	7,571	15,142		$140,896
	4/13/2015 (3)				3,786	7,571	15,142		$181,401
	4/13/2015 (4)							7,458	$138,793

Eddy F. Schmitt (5)	4/13/2015 (1)	$—	$181,432	$362,864
	4/13/2015 (2)				—	3,316	6,632		$61,711
	4/13/2015 (3)				1,658	3,316	6,632		$79,451
	4/13/2015 (4)							3,268	$60,817
	7/14/2015 (2)				—	1,298	2,596		$24,208
	7/14/2015 (3)				649	1,298	2,596		$31,308
	7/14/2015 (4)							1,280	$23,872

(1)
These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2016. Following the end of fiscal year 2016, actual performance resulted in these awards being earned at 148% of target and paid in cash. The actual amounts earned were: James P. Keane, $1,284,429; David C. Sylvester, $606,589; Lizbeth S. O'Shaughnessy, $382,151; Sara E. Armbruster, $370,061; and Eddy F. Schmitt, $268,520.

(2)
These lines show performance unit awards made under our Incentive Compensation Plan which are to be earned based on three-year average ROIC performance. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the target number of shares that may be earned.

(3)
These lines show performance unit awards made under our Incentive Compensation Plan which are to be earned based on three-year TSR performance relative to a peer group. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

(4)
These lines show restricted unit awards, made under our Incentive Compensation Plan. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

(5)
A second set of equity awards was granted to Eddy F. Schmitt on July 14, 2015 because there was an error in the calculation of the number of shares included in the equity awards granted to him on April 13, 2015, which resulted in less shares being granted than was intended by our Compensation Committee. After becoming aware of the error, a second set of awards was granted to cover the shortfall.

MIP awards

The short-term MIP awards granted for fiscal year 2016 were based on ROIC achievement compared to a target of 11%. In March 2016, the Compensation Committee certified the performance results, and the awards were earned at 148% of target.

Performance unit awards

In fiscal year 2016, each of the named executive officers was granted performance unit awards as described below.

The first set of performance unit awards granted in fiscal year 2016 will be earned based on the achievement of our average ROIC over fiscal years 2016 through 2018. ROIC equals our net operating profit after tax divided by average invested capital. The levels of average ROIC performance that would result in the award of threshold, target or maximum number of shares are as shown in the following table, with interpolation used in the event that the actual result does not fall directly on a percentage listed in the table. If average ROIC performance falls below the threshold, no shares would be earned.

Performance Measure	Threshold	Target	Maximum

Three-Year Average ROIC	7.0%	12.0%	17.0%

The second set of performance unit awards granted in fiscal year 2016 will be earned based on the achievement of certain TSR levels for fiscal years 2016 through 2018 relative to the companies within the S&P MidCap 400 Index. TSR includes the change in trading price and dividends paid during the performance period, and the trading price change is calculated using a 90-day average immediately prior to the beginning and end of the performance period. The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares are as shown in the following table, with interpolation used in the event that the actual percentile does not fall directly on a percentile listed in the table. If relative TSR performance falls below the threshold, no shares would be earned.

Performance Measure	Threshold	Target	Maximum

Relative TSR	30th percentile	50th percentile	80th percentile

At the end of fiscal year 2018, the number of performance units, if any, earned under each set of performance units will be settled in shares of our Class A Common Stock. Dividend equivalents will be paid on the number of shares actually earned at the end of the performance period.

Restricted unit awards

Each of the named executive officers received a restricted unit award in fiscal year 2016 which will vest in full and be settled in shares of our Class A Common Stock at the end of fiscal year 2018. Dividend equivalents will be paid on the restricted units during the vesting period.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2016, consisting of unvested restricted units and unearned performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2016 of $12.54 per share.

Fiscal Year 2016 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James P. Keane:
Restricted units	42,500 (1)	$532,950
Restricted units	42,500 (2)	$532,950
Restricted units	50,000 (3)	$627,000
Performance units			127,500 (4)	$1,598,850
Performance units			127,500 (5)	$1,598,850
Performance units			127,500 (6)	$1,598,850
Performance units			63,750 (7)	$799,425

David C. Sylvester:
Restricted units	20,460 (1)	$256,568
Restricted units	16,368 (2)	$205,255
Performance units			41,540 (4)	$520,912
Performance units			41,540 (5)	$520,912
Performance units			33,232 (6)	$416,729
Performance units			16,616 (7)	$208,365

Lizbeth S. O'Shaughnessy:
Restricted units	11,451 (1)	$143,596
Restricted units	9,934 (2)	$124,572
Performance units			23,248 (4)	$291,530
Performance units			23,248 (5)	$291,530
Performance units			20,166 (6)	$252,882
Performance units			10,083 (7)	$126,441

Sara E. Armbruster:
Restricted units	9,339 (1)	$117,111
Restricted units	7,458 (2)	$93,523
Performance units			18,960 (4)	$237,758
Performance units			18,960 (5)	$237,758
Performance units			15,142 (6)	$189,881
Performance units			7,571 (7)	$94,940

Eddy F. Schmitt:
Restricted units	5,445 (1)	$68,280
Restricted units	4,548 (2)	$57,032
Performance units			11,054 (4)	$138,617
Performance units			11,054 (5)	$138,617
Performance units			9,228 (6)	$115,719
Performance units			4,614 (7)	$57,860

(1)	These restricted units will vest at the end of fiscal year 2017.

(2)	These restricted units will vest at the end of fiscal year 2018.

(3)	These restricted units will vest on October 9, 2016.

(4)
These performance units will be earned based on our three-year average ROIC performance over fiscal years 2015 through 2017 and, if earned, will vest in full at the end of fiscal year 2017. Because the performance as of the end of fiscal year 2016 was above the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our three-year average ROIC performance over the performance period equals or exceeds 16%.

(5)
These performance units will be earned based on our TSR performance relative to a peer group over fiscal years 2015 through 2017 and, if earned, will vest in full at the end of fiscal year 2017. Because the performance as of the end of fiscal year 2016 was above the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our TSR performance equals or exceeds the 80th percentile of the peer group.

(6)
These performance units will be earned based on our three-year average ROIC performance over fiscal years 2016 through 2018 and, if earned, will vest in full at the end of fiscal year 2018. Because the performance as of the end of fiscal year 2016 was above the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our three-year average ROIC performance over the performance period equals or exceeds 17%.

(7)
These performance units will be earned based on our TSR performance relative to a peer group over fiscal years 2016 through 2018 and, if earned, will vest in full at the end of fiscal year 2018. Because the performance as of the end of fiscal year 2016 was below the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the target number of shares under the award in accordance with the SEC’s rules and regulations. The target number of shares will only be earned if our TSR performance equals or exceeds the 50th percentile of the peer group.

Stock Award Vesting

The following table shows the stock awards (consisting of restricted units and/or performance units) previously granted to the named executive officers which vested during fiscal year 2016. The named executive officers did not exercise any stock options during fiscal year 2016.

Fiscal Year 2016 Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

James P. Keane	238,710	$4,175,236
David C. Sylvester	72,076	$1,020,273
Lizbeth S. O'Shaughnessy	39,919	$565,074
Sara E. Armbruster	51,008	$722,045
Eddy F. Schmitt	7,390	$108,221

(1)
The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2016 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)

James P. Keane	Executive Supplemental Retirement Plan	14	$2,689,579
David C. Sylvester	Executive Supplemental Retirement Plan	8	$1,887,950
Lizbeth S. O'Shaughnessy	Executive Supplemental Retirement Plan	5	$1,774,065
Sara E. Armbruster	Executive Supplemental Retirement Plan	3	$1,145,183
Eddy F. Schmitt	none	—	$—

(1)
The numbers shown in this column represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2016. Benefits under this plan are based on age and years of service with our company, as well as a vesting schedule, as described in the narrative following this table.

(2)
The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the plan as of the end of fiscal year 2016. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which assumptions include that retirement will occur at normal retirement age or, if earlier, the time when retirement benefits under the plan may be received without a reduction in benefits.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•
five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years through calendar year 2015 or through the participant's final vesting year, if later, plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement under the SERP at age 65. A participant is eligible for early retirement under the SERP when the participant’s age plus years of service with our company equals or exceeds 80. None of the named executive officers meet the requirements for normal or early retirement.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she died, became totally disabled or qualified for retirement and retired at that point.

Deferred Compensation

The following table shows information for fiscal year 2016 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2016 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE (4)

James P. Keane	$—	$121,108	$(10,416)	$—	$407,993
David C. Sylvester	$—	$59,746	$(9,572)	$—	$162,504
Lizbeth S. O'Shaughnessy	$—	$58,342	$(11,608)	$—	$129,053
Sara E. Armbruster	$473	$36,717	$(14,870)	$—	$196,432
Eddy F. Schmitt	$—	$38,013	$(5,698)	$—	$69,430

(1)
The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. None of the amounts shown were reported as compensation in fiscal year 2016 in the Summary Compensation Table.

(2)
The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2016. All of such amounts are reported as compensation for the officers in fiscal year 2016 in the All Other Compensation column of the Summary Compensation Table. We made a credit of $20,287 to the account of Lizbeth S. O'Shaughnessy in our Restoration Retirement Plan which was intended to compensate for benefits lost in connection with changes to our Executive Supplemental Retirement Plan and which will vest five years from the date of credit.

(3)
The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(4)
The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan. Of the amounts contributed to these plans, $143,889 for James P. Keane, $64,590 for David C. Sylvester, $10,400 for Lizbeth S. O'Shaughnessy and $67,164 for Sara E. Armbruster were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under our MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2016, we made a matching contribution and an annual contribution to each participant's bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan. The vesting period for our contributions to the Restoration Retirement Plan is two years. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 26, 2016, the last day of our fiscal year 2016.

The various circumstances under which payments would have been made are categorized as follows:

•	Death or disability – meaning the officer died or the officer’s employment terminated due to a “disability” or "total disability," as defined in the applicable plans.

•	Termination without cause – meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control – meaning a “change in control” of our company, as defined in the applicable plans, had taken place, regardless of whether or not the officer’s employment terminated.

•
Termination after change in control – meaning the officer’s employment terminated within two years after a change in control either (a) by us or our successor without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the following table for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his or her termination.

None of the named executive officers were eligible to receive retirement or early retirement benefits as of February 26, 2016.

Potential Payments upon Termination or Change in Control

Name and Triggering Event	Severance Payment (1)	Stock Awards (2)	SERP (3)	Other Benefits (4)	Total

James P. Keane
Death or disability	$—	$3,384,825	$2,999,305	$—	$6,384,130
Termination without cause	$3,600,000	$1,692,900	$—	$47,356	$5,340,256
Change in control	$—	$3,384,825	$—	$—	$3,384,825
Termination after change in control	$5,400,000	$3,384,825	$2,999,305	$47,356	$11,831,486

David C. Sylvester:
Death or disability	$—	$977,076	$2,183,260	$—	$3,160,336
Termination without cause	$927,000	$461,823	$—	$47,356	$1,436,179
Change in control	$—	$977,076	$—	$—	$977,076
Termination after change in control	$1,854,000	$977,076	$2,090,016	$47,356	$4,968,448

Lizbeth S. O'Shaughnessy
Death or disability	$—	$563,315	$1,144,664	$—	$1,707,979
Termination without cause	$692,160	$268,168	$—	$29,132	$989,460
Change in control	$—	$563,315	$—	$—	$563,315
Termination after change in control	$1,384,320	$563,315	$1,907,774	$29,132	$3,884,541

Sara E. Armbruster
Death or disability	$—	$445,697	$380,897	$—	$826,594
Termination without cause	$669,120	$210,634	$—	$47,024	$926,778
Change in control	$—	$445,697	$—	$—	$445,697
Termination after change in control	$1,338,240	$445,697	$1,382,735	$47,024	$3,213,696

Eddy F. Schmitt
Death or disability	$—	$264,075	$—	$—	$264,075
Termination without cause	$546,210	$125,312	$—	$47,356	$718,878
Change in control	$—	$264,075	$—	$—	$264,075
Termination after change in control	$1,092,420	$264,075	$—	$47,356	$1,403,851

(1)	Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan:
•For our CEO:

◦	in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, three times the sum of (a) and (b).
•For each of the other named executive officers:

◦	in the event of a termination without cause, one times the sum of (a) his or her base salary on the date of termination plus (b) his or her target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, two times the sum of (a) and (b).

(2)
Stock Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned performance units that would vest under certain circumstances pursuant to the Incentive Compensation Plan.

(3)
SERP: The amounts shown in this column in the "Death or disability" row for each officer represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of death or disability.

The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.
Eddy F. Schmitt is not a participant in the Executive Supplemental Retirement Plan.

(4)	Other Benefits: The amounts shown in this column for each officer are the sum of:

•	the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan and

•
a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself or herself and his or her eligible dependents under our benefit plans for a period of 18 months and are as follows: James P. Keane, $27,356; David C. Sylvester, $27,356; Lizbeth S. O'Shaughnessy, $9,132; Sara E. Armbruster, $27,024; and Eddy F. Schmitt, $27,356.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•	their short-term MIP awards for fiscal year 2016, not as severance or an acceleration of benefits but because they were employees for the full fiscal year;

•	the vested balance of their accounts under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;

•
the vested balance of their accounts under the Restoration Retirement Plan and the balance of their accounts under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2016 Nonqualified Deferred Compensation table; and

•	other welfare benefits, such as a death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See the Compensation Discussion and Analysis under the heading “Other Programs and Practices - Non-compete and Other Forfeiture Provisions” for a discussion of these conditions.

PROPOSAL 3 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appoints an independent registered public accounting firm each fiscal year to audit our financial statements and internal control over financial reporting. The Committee has appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2017, and as a matter of good corporate governance, our Board of Directors is asking our shareholders to ratify that appointment. This vote is advisory, which means that it is not binding on our company or our Board of Directors. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider such appointment. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 3.

Deloitte & Touche LLP served as our independent auditor for fiscal year 2016 and has been our independent auditor since fiscal year 2010. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2016 (estimated) and fiscal year 2015 (actual) for work performed for us are as follows:

Type of Fees	Fiscal Year 2016 (estimated)	Fiscal Year 2015 (actual)

Audit Fees	$2,062,000	$2,120,000
Audit-Related Fees	$—	$—
Tax Fees	$935,000	$865,000
All Other Fees	$—	$—
Total	$2,997,000	$2,985,000

Audit fees consisted of fees related to the annual audit of our consolidated financial statements, annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities.
Tax fees consisted primarily of fees related to tax services for expatriate employees and corporate tax compliance services, primarily related to our international subsidiaries.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may pre-approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. All of the fiscal year 2016 services and fees reflected in the above table were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 26, 2016 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and we reviewed, evaluated and discussed the written report and letter with that firm, as well as its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2016 for filing with the Securities and Exchange Commission.

Audit Committee

Lawrence J. Blanford (Chair)
David W. Joos
Cathy D. Ross
Peter M. Wege II

Steelcase

901 44TH STREET SE
GH-3E-18
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on July 12, 2016. Have your proxy card in hand when you access the web site and then follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/scs2016**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Call the number above to transmit your voting instructions up until 11:59 P.M. EDT on July 12, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards received and processed before 11:00 A.M. EDT on July 13, 2016 will be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10950-P80447 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.

	For All	Withhold All	For All Except
1. Election of ten nominees to the Board of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lawrence J. Blanford
02) William P. Crawford
03) Connie K. Duckworth
04) David W. Joos
05) James P. Keane
06) Robert C. Pew III
07) Cathy D. Ross
08) Peter M. Wege II
09) P. Craig Welch, Jr.
10) Kate Pew Wolters

The Steelcase Inc. Board of Directors recommends a vote FOR Proposals 2 and 3.

To update your address, please check the box to the right and mark changes on the reverse where indicated or go to www.shareowneronline.com. ☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2016 Steelcase Inc. Annual Meeting of Shareholders

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

DETACH HERE

E10951-P80447

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Keane, individually, and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 13, 2016 or any adjournment thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1 and FOR Proposals 2 and 3.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)